PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark Engstrom Executive Vice President — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Lauren Principe Marketing Manager Healthcare Trust of America, Inc. 480.998.3478 laurenprincipe@htareit.com

Healthcare Trust of America, Inc. Announces the Closing of a
Medical Office Building Portfolio in the Greater Boston Metropolitan Area

Scottsdale, Arizona (March 30, 2012) – Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, is proud to announce the acquisition of the Steward Portfolio, a 13 building medical office portfolio, for approximately $100 million. Including the acquisition of the Steward Portfolio, HTA has acquired approximately $214 million of high quality medical office buildings, based on purchase price, since January.

The Portfolio is 100% master leased on a triple net basis by Steward Health Care System LLC until 2024 and totals approximately 371,551 square feet. The Portfolio is comprised of 13 medical office buildings located on the campuses of the Steward Health Care network. The Steward Portfolio is strategically located in established, high-barrier-to-entry neighborhoods adjacent to hospitals and within close proximity to complementary practices in the greater Boston metropolitan area. The acquisition of this Massachusetts medical office building portfolio will allow HTA to become invested in one of the most significant markets in the United States.

Steward Health Care System LLC (“Steward”) is the largest fully integrated community care organization in New England. Headquartered in Boston, Steward is the third largest employer in Massachusetts with more than 17,000 employees serving more than one million patients annually in 85 communities.

“The Steward Portfolio acquisition continues our investment strategy of acquiring quality on campus medical office buildings with strong health care systems in a strategic market”, stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “HTA is proud to continue working with one of the largest emerging integrated community-based healthcare systems in the Northeast.”

About Healthcare Trust of America

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of acquisitions that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of GLA. HTA’s portfolio includes 245 medical office buildings, ten hospitals and nine skilled nursing and assisted living facilities located in 26 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies where HTA owns assets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.